Exhibit 18

April 25, 2019

Board of Directors
Ford Motor Company
One American Road
Dearborn, MI 48126

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Ford Motor Company (the “Company”) Quarterly Report on Form 10-Q for the period ended March 31, 2019 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q. Note 1 therein describes a change in accounting principle where prior to the first quarter of 2019, the Company presented the early termination loss reserve on operating leases as part of the allowance for credit losses within Net investment in operating leases. The Company now considers the effects of operating lease early terminations when determining depreciation estimates, which are included as part of accumulated depreciation within Net Investment of operating leases. It should be understood that the preferability of one acceptable method of accounting over another for considering the effects of early terminations of vehicles subject to operating leases has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2018. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan